UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 17, 2016

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of principal executive offices) (Zip code)

(781) 800-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2016, TripAdvisor, Inc. (the “Company”) announced that Barrie Seidenberg, Chief Executive Officer of Attractions, had informed the Company of her intention to transition from her position in order to pursue opportunities outside of the Company. Effective November 17, 2016, the Company, by and through its wholly-owned subsidiary TripAdvisor, LLC, entered into a Transition Services Agreement (the “Agreement”) with Ms. Seidenberg to provide for the transition of Ms. Seidenberg’s current responsibilities during a transition period. Pursuant to the Agreement, Ms. Seidenberg will remain with the Company on a full-time basis for a transition period, which will last until the later of April 30, 2017 or such date as the parties shall mutually agree, or an earlier date if Ms. Seidenberg resigns or the Company terminates her employment (the “Transition Period”). Under the Agreement and subject to the terms and conditions set forth therein, in the event that Ms. Seidenberg resigns from the Company on or after April 30, 2017, or is terminated by the Company without Cause (as defined in the Company’s Amended and Restated 2011 Stock and Annual Incentive Plan (the “Plan”)), the Company and Ms. Seidenberg have agreed as follows:

•	Ms. Seidenberg will receive an amount equal to nine months of her base salary (or $300,000) plus an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Ms. Seidenberg and her eligible dependents for nine months following the date her employment terminates (the “Separation Date”); provided, however, that if Ms. Seidenberg is terminated by the Company without Cause prior to April 30, 2017, Ms. Seidenberg will receive an amount equal to her base salary from the Separation Date through January 31, 2018, plus an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Ms. Seidenberg and her eligible dependents from the Separation Date through January 31, 2018.

•	The Company will accelerate all equity awards held by Ms. Seidenberg that are outstanding and unvested as of the Separation Date but which would otherwise have vested on or before December 31, 2017.

•	Any vested options to purchase common stock of the Company held by Ms. Seidenberg as of the Separation Date shall remain exercisable through the date that is 18 months following the Separation Date or, if earlier, through the scheduled expiration date of such options.

•	If the Separation Date occurs in 2017, the Company shall consider in good faith the payment of an annual cash bonus on a pro rata basis for 2017 and based on actual performance for the year in which termination of employment occurs.

Notwithstanding the foregoing, the Company retains the right to terminate Ms. Seidenberg at any time with or without Cause and Ms. Seidenberg may resign at any time, and, upon any termination of employment for any reason, then Ms. Seidenberg shall be entitled to any accrued and earned but unpaid base salary and accrued and unused vacation pay through the Separation Date. Moreover, pursuant to the terms of the Plan, in the event of a termination of employment as a result of death, all equity awards held by Ms. Seidenberg that are outstanding and unvested on the date of death will accelerate and become fully vested.

In addition, provided there is no termination of employment, either by the Company for Cause or Ms. Seidenberg for any reason, prior to December 31, 2016, Ms. Seidenberg will also receive an annual bonus for 2016 in an amount not less than $150,000, with any additional amounts determined by, and at the sole discretion of, the Compensation Committee of the Company.

Such payments are in lieu of, and not in addition to, any severance payments and benefits provided for in the employment letter between TripAdvisor, LLC and Ms. Seidenberg dated July 22, 2014 (the “Employment Letter”). The severance payments and benefits described herein are subject to Ms. Seidenberg’s execution, non-revocation and compliance with a supplemental release of claims in favor of the Company and related parties. The severance payments and benefits set forth above shall be offset by any cash compensation earned by Ms. Seidenberg from any employment during the nine-month period following the Separation Date, subject to certain exceptions.

The Employment Letter shall be replaced and superseded by the Agreement, except to the extent that certain provisions and obligations of the Employment Letter are expressly preserved and incorporated by reference into the Agreement. The Employment Letter was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

The description of the Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definitions have the meanings set forth in the Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Transition Services Agreement between Barrie Seidenberg and TripAdvisor, LLC, effective as of November 17, 2016.

99.1	Press Release of TripAdvisor, Inc. dated November 17, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

November 17, 2016	By:	/s/ Seth J. Kalvert
Seth J. Kalvert
Senior Vice President, General
Counsel and Secretary

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